Exhibit 23.7

LightInTheBox Holding Co., Ltd.

Building 2, Area D, Floor 1-2, Diantong Times Square

No. 7 Jiuxianqiao North Road

Chaoyang District, Beijing 100020

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of LightInTheBox Holding Co., Ltd. (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/Kai-Fu Lee
Name: Kai-Fu Lee